Exhibit 99.1

2375 Waterview Drive

Northbrook, IL 60062

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

CF Industries Announces Joint Venture with JERA Co., Inc., and Mitsui & Co., Inc., for Production and Offtake of Low-Carbon Ammonia

Companies to construct world’s largest low-carbon ammonia plant in Louisiana

Start-up of low-carbon ammonia production expected to begin in 2029

Expect to qualify for 45Q tax credit on sequestration of approximately 2.3 million metric tons of CO2 per year

NORTHBROOK, Ill. – April 8, 2025 – CF Industries Holdings, Inc. (NYSE: CF), the world’s largest producer of ammonia, announced today that it has formed a joint venture with JERA Co., Inc. (JERA), Japan’s largest energy company, and Mitsui & Co., Inc. (Mitsui), a leading global investment and trading company, for the construction, production and offtake of low-carbon ammonia.

Highlights

•	Joint Venture Structure: Upon formation, CF Industries will hold 40% ownership, JERA 35% ownership, and Mitsui 25% ownership in the joint venture.(1)

•	Low-Carbon Ammonia Production Facility Construction: The joint venture will construct at CF Industries’ Blue Point Complex in Louisiana an autothermal reforming (ATR) ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit at the site to prepare captured CO2 for transportation and sequestration. The estimated cost for the ammonia production facility is approximately $4 billion, which will be funded by each partner according to their ownership percentage.

•	Low-Carbon Ammonia Production Capacity: The low-carbon ammonia production facility will have an annual nameplate capacity of approximately 1.4 million metric tons, which would be the largest ammonia production facility by nameplate capacity in the world. Production of low-carbon ammonia is expected to begin in 2029.

•	Scalable Infrastructure: CF Industries will build and operate scalable infrastructure at the Blue Point site to supply the ammonia production facility with services, including product storage and loading. CF Industries will invest approximately $550 million for these facilities and receive ongoing services revenue from the joint venture ammonia production facility.

•	Operations: CF Industries will be responsible for the operation and maintenance of the ammonia production facility.

•	Ammonia Offtake: Product offtake will be handled independently by the three companies according to their ownership percentage.

•	Sequestration of Carbon Dioxide (CO2): 1PointFive, a carbon capture, utilization, and sequestration (CCUS) company and subsidiary of Occidental (NYSE: OXY), will transport and sequester approximately 2.3 million metric tons of CO2 annually at 1PointFive’s Pelican Sequestration Hub in Louisiana.

“CF Industries is proud to partner with global leaders JERA and Mitsui to build the leading low-carbon ammonia production facility in the world,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Our joint venture represents tangible progress towards building a reliable and affordable low-carbon ammonia value chain to meet what we expect to be robust global demand for low-carbon ammonia for both traditional and new applications.”

Yukio Kani, JERA Global CEO and Chair said, “Collaboration and partnership are at the heart of JERA’s strategy to achieve our decarbonization goals. This Blue Point project is a testament to the strong alliances we are building to advance low-carbon solutions. The U.S. remains a cornerstone market for JERA, and this initiative underscores our long-term commitment to expanding our presence with diversified and sustainable energy projects. As we move forward, we will continue to accelerate the availability of low-carbon fuels and develop their supply chains, driving meaningful progress toward a more stable and cleaner energy future.”

Mr. Kenichi Hori, President and Chief Executive Officer of Mitsui & Co., Ltd, said, “We are excited to announce the achievement of this significant milestone together with CF Industries and JERA to invest in this large-scale low-carbon ammonia project in Louisiana. Mitsui will establish a low-carbon ammonia value-chain worldwide by leveraging its presence in the US gas value chain from natural gas to chemicals including this project, and our strength and track record in the global trading of ammonia. We aim to lower carbon emissions across various industries through investment in projects of this kind.”

Greenfield Low-Carbon Ammonia Capacity Construction Overview

The companies estimate that the cost of the low-carbon ATR ammonia production facility with CCS technologies will be approximately $4 billion. Approximately half of the estimated cost is related to materials that will be imported to the United States, with the majority of imported materials expected to arrive in Louisiana in three years. The companies will divide the cost of the ammonia production facility engineering, procurement and construction according to their ownership percentage.

Pre-construction activities and engineering evaluations will begin in 2025 at CF Industries’ Blue Point Complex in Ascension Parish, Louisiana. Construction of the ammonia production facility is expected to begin in 2026, with low-carbon ammonia production expected in 2029.

The ammonia production facility is designed with an annual nameplate capacity of approximately 1.4 million metric tons and is expected to capture greater than 95% of carbon dioxide generated from the production of ammonia. CF Industries will have operations and maintenance responsibility under a contract with the joint venture.

Additionally, CF Industries will build and operate scalable infrastructure at the Blue Point site to supply the ammonia production facility with services including product storage and loading. CF Industries will invest approximately $550 million for these facilities and receive ongoing services revenue from the joint venture ammonia production facility.

Carbon Capture and Sequestration Overview

1PointFive will provide transportation and sequestration of CO2 for the joint venture. The ammonia production facility is expected to capture, compress and dehydrate approximately 2.3 million metric tons of CO2 annually. 1PointFive will then transport the CO2 and permanently sequester it in a Class VI well at its Pelican Sequestration Hub in Louisiana, which has taken final investment decision and is moving through the development process. 1PointFive is leveraging Occidental’s more than 50 years of experience managing and safely storing up to 20 million metric tons of CO2 per year.

“CF Industries and its partners’ confidence in our Pelican Sequestration Hub is a validation of our expertise managing carbon dioxide and how we collaborate with industrial organizations to become their commercial sequestration partner,” said Jeff Alvarez, President of 1PointFive Sequestration. “By working together, we can unlock the potential of American manufacturing and energy production, while advancing industries that deliver high-quality jobs and economic growth.”

The joint venture expects to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a tax credit per metric ton of carbon dioxide permanently sequestered.

EPC Partners

The joint venture has awarded the engineering, procurement, and module fabrication contract to Technip Energies, which will perform engineering and fabrication of the equipment and modules required for the low-carbon ammonia production facility. Technip Energies will work with Topsoe, to which the joint venture awarded the process license for their low carbon (blue) SynCOR ATR ammonia plant technology.

(1) JERA has a conditional option to reduce its ownership percentage that expires on December 31, 2025. If the specified condition is met, JERA can reduce its ownership below 35% but not lower than 20%. CF Industries would have the right and obligation to increase its ownership by the same amount that JERA reduces.

About CF Industries

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

About JERA Co., Inc.

Established in 2015, JERA is an equal joint venture of two major Japanese electric power companies, TEPCO Fuel & Power Incorporated and Chubu Electric Power Company and produces about 30% of all electricity in Japan. JERA is an energy company with global reach that has strength in the entire energy supply chain, from participation in LNG upstream projects and fuel procurement, through fuel transportation to power generation. JERA, which stands for Japan’s Energy for a New Era, will take on the challenge of achieving net zero CO2 emissions from its domestic and overseas businesses by 2050 and is supporting an energy transition in an environmentally and socially responsible manner.

For more details: https://www.jera.co.jp/en/

About Mitsui & Co.

Mitsui & Co. is a global investment and trading company with a presence in more than 60 countries and a diverse business portfolio covering a wide range of industries. The company identifies, develops, and grows its businesses in partnership with a global network of trusted partners including world leading companies, combining its geographic and cross-industry strengths to create long-term sustainable value for its stakeholders. Mitsui has set three key strategic initiatives for its current Medium-term Management Plan: supporting industries to grow and evolve with stable supplies of resources and materials, and providing infrastructure; promoting a global transition to low-carbon and renewable energy; and empowering people to lead healthy lives through the delivery of quality healthcare and access to good nutrition. Visit https://www.mitsui.com/jp/en/ for more information.

About 1PointFive

1PointFive is a Carbon Capture, Utilization and Sequestration (CCUS) company that is working to help curb global temperature rise to 1.5°C through the deployment of decarbonization solutions, including Carbon Engineering's Direct Air Capture and AIR TO FUELS™ solutions alongside geologic sequestration hubs. Visit 1PointFive.com for more information.

AIR TO FUELS™ is a registered trademark of Carbon Engineering ULC.

About Technip Energies

Technip Energies is a global technology and engineering powerhouse. With leadership positions in LNG, hydrogen, ethylene, sustainable chemistry, and CO2 management, we are contributing to the development of critical markets such as energy, energy derivatives, decarbonization, and circularity. Our complementary business segments, Technology, Products and Services (TPS) and Project Delivery, turn innovation into scalable and industrial reality.

Through collaboration and excellence in execution, our 17,000+ employees across 34 countries are fully committed to bridging prosperity with sustainability for a world designed to last.

Technip Energies generated revenues of €6.9 billion in 2024 and is listed on Euronext Paris. The Company also has American Depositary Receipts trading over the counter.

For further information: www.ten.com

About Topsoe

Topsoe is a leading global provider of technology and solutions for the energy transition. We combat climate change by helping our customers and partners achieve their decarbonization and emission reduction goals.   Based on decades of scientific research and innovation, we offer world-leading solutions for transforming renewable resources into fuels and chemicals for a sustainable world, and for efficient and low-carbon fuel production and clean air.  We were founded in 1940 and are headquartered in Denmark, with more than 2,800 employees serving customers all around the globe. To learn more, visit www.topsoe.com.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to the costs and time schedules for the Blue Point Complex projects. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements.  Actual future results, including Blue Point Complex project plans, partner participation, timing, costs, and capacities could vary depending on: the ability to execute operational objectives on a timely and successful basis; timely completion of construction projects; implementation of government frameworks and permitting for carbon capture and storage and other lower-emission technologies; commercial and consumer interest in lower-emissions opportunities; changes in plans or objectives prior to final funding decisions or project startups; cooperation of joint venture members; changes in the Company’s ownership percentage in the joint venture; unforeseen technical or operational difficulties; and other market factors including changes in supply and demand and other market factors affecting future prices of ammonia and hydrogen products; and other factors discussed in this release and in the Company’s most recent annual and quarterly reports on Form 10-K and Form 10-Q. Important factors that could affect the Company’s ability to complete the Blue Point Complex projects on schedule as planned and on budget include, among others, cost overruns, effects of tariffs and changes in international trade on the cost and availability of project materials, performance of third parties, permitting matters, adverse weather, defects in materials and workmanship, labor and material shortages, transportation constraints, engineering and construction change orders, and other unforeseen difficulties.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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